Exhibit 99.1

Sara Lee Corporation Three First National Plaza Chicago, IL 60602-4260

Contact	Media: Julie Ketay, +1.312.558.8727 Analysts: Aaron Hoffman, +1.312.558.8739

SARA LEE REPORTS EARNINGS FOR FIRST QUARTER OF FISCAL 2006

Diluted earnings per share for the first quarter were $.09, impacted by impairment and transformation charges, exit costs and lower net sales

Transformation progressing well; new organization structure in place; process improvement, Lean Enterprise and cost savings initiatives being implemented throughout the company; strong progress being made on divestiture program

CHICAGO (Nov. 3, 2005) – Sara Lee Corporation (NYSE: SLE) today announced that net sales for the first quarter of fiscal 2006, ending Oct. 1, 2005, were $4.3 billion compared to $4.4 billion in the prior year’s first quarter, a decrease of 2%. Sales grew in North American retail meats and international beverage and bakery during the quarter, while declining in North American retail bakery, household and body care and branded apparel.

Diluted earnings per share (EPS) were $0.09 for the first quarter of fiscal 2006, compared to $0.44 for the year-ago period. Fiscal 2006 first quarter diluted EPS were reduced by $.22 per share for charges for the impairment of goodwill, intangibles and property at the European Branded Apparel and U.S. Retail Coffee businesses. Charges relating to the implementation of the company’s transformation plan, business exit costs and accelerated depreciation reduced first quarter diluted EPS by another $.05 per share. Diluted EPS in the first quarter also included a gain of $.02 per share from business dispositions. Finally, diluted EPS were negatively impacted by lower operating segment income as a result of lower net sales, higher coffee commodity and energy costs and unit volume softness in Europe due to the challenging retail environment.

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First Quarter of Fiscal 2006 – Page 2

	First Quarter 2006	First Quarter 2005
Earnings per share	$.09	$.44

Increase / (decrease) in EPS from:
Impairment charges	$(.22)	—
Transformation costs	$(.02)	—
Exit activities	$(.02)	—
Accelerated depreciation / amortization	$(.01)	$(.02)
Gain on business dispositions	$.02	—
Curtailment gain	—	$.01

Total*	$(.25)	$—

*	EPS amounts are rounded and may not add to the total.

“During the quarter, our management team continued to take the necessary steps to transform Sara Lee and improve our performance,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corporation. “While we exceeded our forecasted earnings per share target, we still are not satisfied with our business performance. However, our ongoing transformation initiatives are building the momentum needed to drive improvement. The organization is fully in place, focused on driving the top-line with new products, marketing innovation and customer focus. Efforts behind procurement, process improvement and IT also are well underway to improve our overall efficiencies.

“The plans to focus our business portfolio continue to move forward with agreements in place to sell U.S. retail coffee and direct selling,” added Barnes. “In fact, we expect net proceeds from all of our dispositions, including the spin-off of Branded Apparel Americas/Asia, to be in excess of $3 billion, with the majority coming from the spin-off. We remain confident that we will generate sufficient cash to fund our previously announced capital structure initiatives.”

Net cash from operating activities for the first quarter of fiscal 2006 grew to $188 million, compared to $72 million in the year-ago period, primarily due to improved working capital utilization. Total media advertising and promotion (MAP) spending for continuing operations decreased 1% in the first quarter, primarily because of lower spending behind Senseo in the United States compared to the higher level of spending in the first quarter of the prior year to support the brand’s U.S. launch. The consolidated unit volumes for the corporation decreased 3% during the first quarter of fiscal 2006.

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First Quarter of Fiscal 2006 – Page 3

Transformation Plan Update

In February 2005, Sara Lee embarked on a bold, multi-year, strategic plan to transform the company and tighten its focus on food, beverage, and household and body care. The transformation plan is designed to dramatically improve Sara Lee’s performance and better position the company for long-term growth. The plan is built upon three pillars and a first quarter update for each pillar follows.

Pillar 1: Organize the business around consumers, customers and geographic markets.

Sara Lee’s new organization structure has been in place since the start of the fiscal year. To better serve our consumers and customers in the geographies in which we compete, Sara Lee’s new organization structure is built around the three ongoing businesses – Sara Lee Food & Beverage, Sara Lee Foodservice and Sara Lee International. The organization design and staffing for the two continuing North American businesses and the corporate functions are now 90% complete. The plan for relocating the management of these groups to a single headquarters in Downers Grove, Ill., is on track for completion in the fall of 2006. As of the end of the first quarter, Sara Lee Food & Beverage already had consolidated its management team from several different cities into the new location. In the areas of consumer and customer focus, Sara Lee Food & Beverage hired a new Chief Marketing Officer and has a 500-person national account sales force in place. Additionally, a new head of research & development for the North American businesses began work in October. Sara Lee International is moving forward with the consolidation of its local offices into one centralized location per country or region, supported by a shared services organization for back-office functions. The international business also made significant progress with its previously announced workforce reduction.

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Pillar 2: Achieve operational efficiency to fund growth

During the first quarter, the company started the implementation of operational efficiency initiatives such as centralized procurement, common IT systems, Lean Enterprise and the Process Improvement to Excellence (PIE) program. The new global procurement organization is off to a strong start with 70% of its positions filled and is developing significant cost reduction initiatives initially focused on packaging, co-packing, commodities and indirect spending. The global information systems group completed its business plan built around the execution of a common IT platform across the entire company and is now gearing up for the first phase of the implementation process. And the PIE team is currently focusing on four key areas for process improvement: innovation, pricing and trade spending, sales and operations planning and business planning processes. In addition, the PIE team is developing a Lean Center of Excellence to facilitate the further roll-out of the Lean Enterprise concept across the company.

Pillar 3: Focus the portfolio

In August, Sara Lee announced that it had entered into a definitive agreement for the sale of its direct selling business to Tupperware Corporation for $557 million. The transaction is expected to close in the second quarter of fiscal 2006. In September, the company closed a transaction to sell its Delial sun care brand to the French company L’Oreal as part of the household and body care business’ program to exit non-core brands and businesses. Also in September, Sara Lee announced that it had entered into exclusive negotiations regarding the sale of its European branded apparel business with an affiliate of Sun Capital Partners, Inc., a leading, U.S. private investment firm. And on October 26, after the close of the first quarter, Sara Lee announced that the company had signed an agreement to sell its U.S. retail coffee business, excluding the Senseo single-serve coffee business, to the Segafredo Zanetti Group for $82.5 million. This transaction is expected to close by the end of December 2005, subject to regulatory approvals and other customary closing conditions. Finally, preparations for the spin-off to shareholders of the Branded Apparel Americas/Asia business, which recently announced that its new name as an independent, publicly traded company would be Hanesbrands Inc., are on track for completion in the June – September 2006 timeframe.

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Other Notable First Quarter Events

In July 2005, the corporation received a cash payment of $114 million as a portion of the contingencies associated with the sale of its European cut tobacco business in fiscal 1999 was satisfied. This amount was recognized in the corporation’s earnings in the first quarter of fiscal 2006 and contributed $.15 per share to diluted EPS. The company received $117 million, or $.15 per share, in tobacco proceeds in the prior year’s first quarter.

Sara Lee repurchased more than 29 million shares of its outstanding common stock in the first quarter of fiscal 2006. The company’s repurchases were made through a combination of open market purchases and an accelerated share repurchase program facilitated by Citigroup for a total cost of $562 million. More than 87 million shares remain authorized for buy-back as part of the company’s $2 billion share repurchase program announced in August.

Business Performance Review

In the first quarter of fiscal 2006, the following businesses have been reported as discontinued operations: Direct Selling, European Branded Apparel (excluding the U.K.-based private label division), U.S. Retail Coffee and the European Nuts and Snacks business. Prior year amounts have been restated to conform with the current year’s presentation.

Sara Lee Food & Beverage

The Sara Lee Food & Beverage business is the company’s North American retail food group, comprised of the retail meats and retail bakery segments, the latter including the Senseo single-serve coffee innovation.

North American Retail Meats

Net sales were up 3% to $615 million on the strength of a 5% increase in processed meats unit volumes, partially offset by the negative impact of the disposition of the canned meat business in the prior year. Strong new product performance by Jimmy Dean Breakfast Sandwiches and Skillets and higher unit volumes for Hillshire Farm smoked sausage and Ball Park hot dogs, as well as improved performance in Mexico, drove this unit volume and sales growth during the first quarter of fiscal 2006. Operating segment income in the first quarter was $17 million, down $7 million or 29%. Restructuring charges and transformation costs reduced operating segment income by $10 million. The remaining increase in operating segment income was due to the higher volumes and lower commodity costs.

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First Quarter of Fiscal 2006 – Page 6

North American Retail Bakery (including Senseo coffee)

The very successful launch of Sara Lee Soft & Smooth whole grain white bread, combined with the ongoing success of previously launched Sara Lee bakery products in the United States, led to an increase in Sara Lee branded bakery sales of approximately 30% in the first quarter. Sara Lee continues to be America’s leading brand in the combined fresh bread, buns and bagels category according to Information Resources, Inc. share data, and Sara Lee reached its highest share position ever with 6.5%. However, unit volumes and sales for other fresh bakery businesses declined, primarily due to softness in traditional white breads, planned exits from low-margin regional bread business and weakness in the Earth Grains brand. Unit volumes and sales for Senseo single-serve coffee, which are reported in the North American retail bakery segment, increased significantly compared to last year’s first quarter.

Overall, the North American retail bakery segment showed a unit volume decline in the first quarter of 5%, which drove a 2% decrease in sales to $460 million. The segment reported a loss of $4 million in the first quarter of fiscal 2006, compared to a profit of $9 million in the year-ago period, primarily due to restructuring charges and transformation costs, the impact of a non-recurring curtailment gain in the prior year and higher commodity and fuel costs.

On a combined basis, net sales for the Sara Lee Food & Beverage business increased 1% to $1.08 billion in the first quarter of fiscal 2006, while profits were down 62% to $13 million.

Sara Lee Foodservice

The Sara Lee Foodservice business is a leading supplier of coffee, meats and bakery solutions to a broad base of foodservice operators across North America.

Overall, Sara Lee Foodservice unit volumes were up 2% in the first quarter, primarily due to strong volumes for refrigerated dough, hot dogs, breakfast sausages and lunchmeats. In coffee, Cafitesse, Sara Lee’s liquid coffee concentrate system, also recorded unit volume increases, which were more than offset by volume declines in the traditional roast and ground business. The overall volume decline in foodservice coffee in the first quarter can be attributed to a very competitive business environment, some business disruption resulting from hurricane Katrina and a long, warm summer.

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First Quarter of Fiscal 2006 – Page 7

For the first quarter of fiscal 2006, Sara Lee Foodservice reported net sales of $536 million, essentially flat compared to the year-ago period. Operating segment income for the first quarter of fiscal 2006 was $16 million, compared to $43 million for the corresponding period in fiscal 2005. In addition to transformation costs, operating segment income was negatively impacted by the soft unit volumes in beverage, an unfavorable sales mix, higher commodity and other input costs, and a curtailment gain recognized in the prior year. These negative margin drivers were partially offset by pricing activities.

Catering to the considerable growth in the demand for gourmet foodservice coffee, Sara Lee Foodservice recently launched Douwe Egberts roast and ground premium coffee products. And, at the end of the quarter, Burger King’s new BK Joe coffee line, produced by Sara Lee, began rolling out to more than 7,000 Burger King restaurants nationwide.

Sara Lee International

The Sara Lee International business is comprised of international beverage, international bakery and the global household and body care segment. Results for the European meats business – which is being considered for divestiture – are included within the international beverage segment.

International Beverage (including European meats)

In the company’s international beverage segment, unit volumes were down 9% in the first quarter of fiscal 2006, primarily due to volume weakness for retail coffee in Brazil and Europe. The volume decline in Brazil resulted from a price increase taken in the quarter to cover higher commodity costs. Meanwhile, competition from discounters and private labels put pressure on coffee unit volumes in several European retail markets. Unit volumes for international Senseo single-serve coffee were up 6% in the first quarter, while unit volumes for European meats increased 2%. Net sales in the international beverage segment rose 4% to $809 million in the first quarter, as price increases taken to offset higher commodity costs, positive sales mix and favorable foreign currency exchange rates more than offset the lower unit volumes. Operating segment income dropped 31% to $91 million in the quarter, mainly as a result of transformation costs and higher commodity costs that could not be fully priced through to the consumer and higher MAP spending.

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International Bakery

Unit volumes in the international bakery segment decreased 1% in the first quarter as unit volume growth in the European refrigerated dough business was more than offset by lower unit volumes for the fresh bakery business in Spain and frozen bakery in Australia. Net sales for the international bakery segment increased 3% to $192 million in the first quarter primarily driven by higher pricing. Operating segment income was $12 million in the first quarter of fiscal 2006, compared to $21 million in the year-ago period, or a decline of 43%, mainly due to higher MAP spending in Spain and the cost of exit activities.

Household and Body Care

Unit volumes in the household and body care segment’s four core categories declined 4% in the first quarter, as increased unit volumes in body care due to strong volume trends for Sanex, Duschdas and Radox in the bath and shower category were more than offset by lower unit volumes in air care and insecticides in Europe and shoe care in the United States.

Sanex for Men continued to perform well through its roll-out across Europe. Sanex Excel, a new deodorant spray, and Sanex Vitality, a body care line aimed at women, were launched in the first quarter. The lower unit volumes in the core categories translated into lower net sales, down 4% to $446 million in the first quarter. Operating segment income rose 19% to $79 million in the first quarter of fiscal 2006, due to a gain on the sale of a non-core product line, partially offset by weakness in air care results.

On a combined basis, net sales for the Sara Lee International business were up 1% to $1.45 billion in the first quarter of fiscal 2006, while profits were down 17% to $182 million.

Branded Apparel

Branded Apparel markets a portfolio of apparel brands in the outerwear (i.e. T-shirts, casualwear and Champion products), innerwear (i.e. underwear, socks and intimate apparel) and hosiery categories. The Branded Apparel Americas/Asia business is currently preparing to be spun off from Sara Lee between June and September, 2006, under the corporate name Hanesbrands Inc.

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For the first quarter of fiscal 2006, Branded Apparel reported net sales of $1.25 billion, down 8% compared to the same period last year. This decrease was largely driven by overall volume declines of 4%, primarily due to continued weakness in the hosiery category and planned exits of various low-margin product lines. In addition, unit volumes and sales were negatively impacted by competitive pricing issues, an unfavorable sales mix and weak private label sales in the United Kingdom, partially offset by continued strong results for C9 by Champion, sold exclusively at Target stores.

Operating segment income for the first quarter of fiscal 2006 was $105 million, compared to $133 million for the first quarter of fiscal 2005, down 21%. Favorable cotton costs were more than offset by lower volumes and an unfavorable sales mix.

Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

Net interest expense was $52 million for the first quarter of fiscal 2006, an increase of $12 million compared to the year-ago period, resulting from higher net average interest rates. General corporate expenses were $48 million in the first quarter, compared to $49 million in the comparable period of the prior year. The effective tax rate for continuing operations was 17.1% for the first quarter of fiscal 2006, compared to 19.4% in last year’s first quarter. During the first quarter of fiscal 2006, the company repurchased more than 29 million shares of its common stock at an average price of $19.31 per share. More than 87 million shares remain authorized by the board of directors for repurchase.

Outlook

Sara Lee’s management currently expects diluted EPS for the second quarter of fiscal 2006 to fall within a range of $.25 to $.30, compared to $.41 in the year-ago period. The second quarter guidance does not include any gains or losses on dispositions or any charges associated with the transformation that may be recognized during the quarter. Results for businesses currently reported as discontinued operations are included for the entire second quarter.

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Full-year fiscal 2006 diluted EPS for the corporation are expected to be in a range of $.97 to $1.07, compared to $.90 in fiscal 2005, which was negatively impacted by $.55 per share in net charges related to significant items. The current full-year guidance includes only those significant items reported in the first quarter of fiscal 2006, which reduced EPS by $.25 (including impairment charges, exit activities, transformation costs and gains on business dispositions). It does not include any transformation related charges, gains or losses from business dispositions, or further impairment charges that may occur in subsequent quarters. The guidance includes a $.04 per share decrease based on the assumption that all businesses currently reported as discontinued operations remain that way through the end of the second quarter, that the company will not own these businesses in the second half of the fiscal year and that the proceeds generated from these sales are redeployed in the business. The guidance includes a $.02 per share benefit resulting from the share repurchase activity in the first quarter. After taking into account the above, there is no change in the annual guidance on a comparative basis.

For the second quarter of fiscal 2006, profitability is expected to improve in six of the company’s seven business segments, with only Household and Body Care showing weaker results. The company currently expects base business profitability to improve over the course of the fiscal year for each of its business segments.

Webcast

Sara Lee Corporation’s review of first quarter results for fiscal 2006 will be broadcast live via the Internet today at 9 a.m. CST. During the webcast, the company will discuss first quarter results and provide an outlook for the second quarter and full fiscal year. The live webcast can be accessed at www.saralee.com and is anticipated to conclude by 10 a.m. CST. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Wednesday, May 3, 2006.

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Forward-looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Outlook,” and the timing and expected net proceeds from planned business divestitures. In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

•	Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•	The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues on sales and profitability of Sara Lee products; and (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•	Sara Lee’s transformation plan, such as (vii) Sara Lee’s ability to complete planned business dispositions, and the timing and terms of such transactions; (viii) Sara Lee’s ability to obtain a favorable tax ruling, and any other required regulatory approvals, on the proposed spin-off of its Branded Apparel Americas/Asia business; (ix) Sara Lee’s ability to effectively integrate its remaining businesses into the contemplated new business structure, including Sara Lee’s ability to transition customers to different Bakery brands, transition to common information systems and processes and manage plant capacity and workforce reductions; (x) Sara Lee’s ability to generate the anticipated efficiencies and savings from the transformation plan; and (xi) the impact of the transformation plan on Sara Lee’s relationships with its employees, its major customers and vendors and Sara Lee’s cost of funds;

•	Sara Lee’s international operations, such as (xii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro, given Sara Lee’s significant concentration of business in Western Europe; and (xiii) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers; and

•	Previous business decisions, such as (xiv) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (xv) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds; (xvi) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xvii) the continued legality of tobacco products in the Netherlands, Germany and Belgium.

In addition, the corporation’s results also may be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2005, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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First Quarter of Fiscal 2006 – Page 12

Company Description

Sara Lee Corporation (www.saralee.com) is a Chicago-based global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. In February 2005, the company began executing a bold and ambitious multi-year plan to transform Sara Lee into a company focused on its food, beverage, and household and body care businesses around the world. As part of its transformation plan, Sara Lee will drive growth in its key categories via such strong brands as Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Senseo and its namesake, Sara Lee.

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Consolidated Statements of Income	Sara Lee Corporation (NYSE)

(In millions, except per share amounts)

	First Quarter Ended
	October 1, 2005	October 2, 2004	Percent Change
Continuing operations
Net sales	$4,305	$4,395	(2.1)%

Cost of sales	2,789	2,815
Selling, general and administrative expenses	1,273	1,236
Charges for (income from) exit activities and business dispositions	(1)	(6)
Contingent sale proceeds	(114)	(117)
Interest expense	74	67
Interest income	(22)	(27)

	3,999	3,968

Income from continuing operations before income taxes	306	427	(28.4)
Income taxes	53	83

Income from continuing operations	253	344	(26.3)

(Loss) income from discontinued operations, net of tax of $(35) and $6	(186)	8

Net income	$67	$352	(81.0)

Income from continuing operations per common share
Basic	$0.33	$0.43	(23.3)

Diluted	$0.32	$0.43	(25.6)

Net income per common share
Basic	$0.09	$0.45	(80.0)

Diluted	$0.09	$0.44	(79.5)

Average shares outstanding
Basic	779	790

Diluted	782	795

See accompanying Notes to Financial Information.

Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

(In millions)

	First Quarter Ended
	Sales		Percent Change	Income from Continuing Operations Before Income Taxes		Percent Change
	October 1, 2005	October 2, 2004		October 1, 2005	October 2, 2004
North American Retail Meats	$615	$596	3.1%	$17	$24	(28.6)%
North American Retail Bakery	460	471	(2.3)	(4)	9	NM
Foodservice	536	538	(0.3)	16	43	(63.5)
International Beverage	809	781	3.6	91	132	(31.0)
International Bakery	192	187	2.6	12	21	(42.6)
Household & Body Care	446	462	(3.6)	79	67	19.1
Branded Apparel	1,252	1,362	(8.1)	105	133	(21.0)

Total sales and operating segment income	4,310	4,397	(2.0)	316	429	(26.3)
Intersegment sales	(5)	(2)	NM	—	—	—
Amortization of identifiable intangibles	—	—	—	(24)	(30)	19.1
General corporate expenses	—	—	—	(48)	(49)	2.6
Contingent sale proceeds	—	—	—	114	117	2.3

Total net sales and operating income	4,305	4,395	(2.1)	358	467	23.3
Net interest expense	—	—	—	(52)	(40)	(30.9)

Net sales and income from continuing operations before income taxes	$4,305	$4,395	(2.1)%	$306	$427	(28.4)%

See accompanying Notes to Financial Information.

Consolidated Balance Sheets	Sara Lee Corporation (NYSE)

(In millions)

	October 1, 2005	July 2, 2005
ASSETS
Cash and equivalents	$1,592	$539
Trade accounts receivable	1,806	1,830
Inventories	2,427	2,371
Other current assets	430	347
Assets of discontinued operations held for sale	718	729

Total current assets	6,973	5,816
Other noncurrent assets	117	117
Deferred tax asset	295	273
Property, net	3,033	3,039
Trademarks and other identifiable intangibles, net	1,533	1,574
Goodwill	3,156	3,154
Assets of discontinued operations held for sale	320	445

	$15,427	$14,418

LIABILITIES AND EQUITY
Notes payable	$1,866	$249
Accounts payable	1,256	1,299
Accrued liabilities	2,659	2,580
Current maturities of long-term debt	341	381
Liabilities of discontinued operations held for sale	491	464

Total current liabilities	6,613	4,973
Long-term debt	4,086	4,116
Pension obligation	858	858
Other liabilities	1,400	1,353
Liabilities of discontinued operations held for sale	104	100
Minority interest in subsidiaries	87	80
Common stockholders’ equity	2,279	2,938

	$15,427	$14,418

See accompanying Notes to Financial Information.

Impact of Significant Items on Income From Continuing Operations and Net Income

Amounts in millions

	13 Weeks Ended October 1, 2005				13 Weeks Ended October 2, 2004
In millions, except per share data	Pretax Impact	Tax	Net Income	Diluted EPS Impact	Pretax Impact	Tax	Net Income	Diluted EPS Impact
Income from continuing operations	$306	$(53)	$253	$0.32	$427	$(83)	$344	$0.43

Net income			$67	$0.09			$352	$0.44

Significant items affecting comparability of income from continuing operations and net income:
Charges for exit activities and business dispositions (Note A)
Charges for exit activities	$(25)	$8	$(17)	$(0.02)	$3	$(1)	$2	$—
Income (charges) for business disposition activities	26	(9)	17	0.02	3	—	3	—

Subtotal	1	(1)	—	—	6	(1)	5	0.01
Charges to cost of sales and SG&A expenses (Note A)
Transformation charges in cost of sales and SG&A	(25)	9	(16)	(0.02)	—	—	—	—
Hurricanes losses	(3)	1	(2)	—	—	—	—	—
Accelerated depreciation and amortization	(11)	4	(7)	(0.01)	(18)	5	(13)	(0.02)
Bakery curtailment gain	—	—	—	—	16	(6)	10	0.01

Impact of significant items on income from continuing operations before income taxes:	(38)	13	(25)	(0.03)	4	(2)	2	—

Significant tax matters affecting comparability
Tax benefit on foreign taxes paid (Note B)	—	12	12	0.01	—	—	—	—

Impact of significant items on income from continuing operations:	(38)	25	(13)	(0.02)	4	(2)	2	—

Significant items impacting discontinued operations (Note C)
European Branded Apparel impairment	(179)	47	(132)	(0.17)	—	—	—	—
U.S. Retail Coffee impairment	(44)	5	(39)	(0.05)	—	—	—	—
Charges for exit activities	(1)	—	(1)	—	—	—	—	—
Tax deconsolidation charges of Direct Selling business	—	(12)	(12)	(0.01)	—	—	—	—

Impact of significant items on net income	$(262)	$65	$(197)	$(0.25)	$4	$(2)	$2	$—

Notes:

EPS amounts are rounded to the nearest $0.01 and may not add to the total.

See accompanying Notes to Financial Information.

Notes to the Financial Information and the Impact of Significant Items

on Income From Continuing Operations and Net Income

Introduction

Effective in the first quarter of fiscal 2006, the corporation reorganized its business operations around distinct consumers, customers and geographic markets in order to build functional excellence, increase strategic focus and simplify the organization. As a result of these changes, the corporation has reorganized its business operations into seven business segments. Historical results have been restated to present the business segments on a comparable basis. The following is a general description of the corporation’s seven business segments.

•	North American Retail Meats – sells a variety of packaged meat products to retail customers in North America.

•	North American Retail Bakery – sells a variety of bakery products to retail customers in North America and includes the corporation’s U.S. Senseo retail coffee business.

•	Foodservice – sells a variety of meats, bakery and beverage products to foodservice customers in the United States.

•	International Beverage – sells coffee and tea products in major non-U.S. markets around the world, including Europe, Australia and Brazil. The International Beverage segment also includes the corporation’s European meats business. The corporation has announced it is exploring the sale of the European meats business, but no decisions have been made at this time regarding the ultimate actions that may be taken.

•	International Bakery – sells a variety of bakery and dough products to retail and foodservice customers in Europe and Australia.

•	Household and Body Care – sells products in four primary product categories – body care, air care, shoe care and insecticides.

•	Branded Apparel – sources, manufactures and markets basic branded apparel products under the categories of innerwear, outerwear and sheer hosiery in the Americas and Asia, and operates a private label apparel operation in the United Kingdom.

Note A – Charges for Exit Activities, Business Dispositions, Other Transformation Activities and Hurricane Losses

The reported results for the first quarter of fiscal 2006 and fiscal 2005 reflect amounts recognized for exit activities and business dispositions, costs associated with the corporation’s previously announced transformation plan, and losses from the recent hurricanes in the southeastern portion of the United States. The following table illustrates where the costs (income) associated with these activities are recognized in the Consolidated Financial Statements.

	Thirteen Weeks Ended
(In millions)	October 1, 2005	October 2, 2004
Cost of sales
Accelerated depreciation related to facility closures in the North American Retail Bakery segment	$3	$11
Hurricane losses	2	—
Curtailment gain from Sara Lee Bakery workforce reduction	—	(16)

Selling, general and administrative expenses (SG&A)
Transformation charges	22	—
Accelerated depreciation on facilities targeted for closure	11	—
Accelerated amortization of intangibles	—	7
Hurricane losses	1	—

(Income from) charges for
Exit activities	25	(3)
Business dispositions	(26)	(3)

Impact on income from continuing operations before income taxes	38	(4)

Income (taxes) benefits	(13)	2

Impact on income from continuing operations	$25	$(2)

During the first quarter of fiscal 2006, the corporation recognized in cost of sales and SG&A $14 million of accelerated depreciation related to facilities targeted for closure, $22 million of transformation expenses such as relocation, recruiting and the costs associated with the development of new facilities, and $3 million of losses related to recent hurricanes in the United States. The corporation recognized charges for exit activities of net $25 million, primarily related to management’s approved actions to reduce the workforce by 446 employees under the corporation’s previously announced transformation plan. Offsetting these charges is a $26 million credit from disposition activities that resulted from the sale of certain trademarks and inventory of a skincare and sunscreen product line and a minority investment in a Branded Apparel company. These completed asset dispositions resulted in a gain of $32 million. This gain was partially offset by $6 million of expenses to prepare other businesses for sale. These items reduced income from continuing operations before taxes and income from continuing operations in the first quarter of fiscal 2006 by $38 million and $25 million, respectively.

During the first quarter of fiscal 2005, the corporation recognized a $16 million curtailment gain and a $6 million credit from exit activities and business dispositions that were completed for amounts more favorable than originally estimated. Partially offsetting these amounts was $18 million of accelerated depreciation and amortization for facilities targeted for closure and trademarks that will be exited. These amounts increased income from continuing operations before income taxes and income from continuing operations by $4 million and $2 million, respectively.

Note B – Tax Benefit on Foreign Tax Paid

The corporation recognized a $12 million tax benefit related to foreign taxes associated with the planned sale of certain foreign operations.

Note C – Discontinued Operations

The corporation recognized the following significant items in discontinued operations in the first quarter of fiscal 2006:

•	A $179 million pretax impairment charge was recognized related to the corporation’s European Branded Apparel operations.

•	A $44 million pretax impairment charge was recognized related to the corporation’s U.S. Retail Coffee business.

•	A charge of $1 million related to certain approved exit activities related to the discontinued operations.

•	A $12 million tax charge related to the deconsolidation for tax purposes of certain foreign operations in the corporation’s Direct Selling business.

These charges reduced pretax earnings of the discontinued operations by $224 million and after-tax earnings by $184 million.

Note D – Receipt of Contingent Sales Proceeds

The corporation sold its European cut tobacco business in fiscal 1999. Under the terms of that agreement, the corporation will receive an annual cash payment of 95 million euros if tobacco continues to be a legal product in the Netherlands, Germany and Belgium through 2010. The legal status of tobacco in each country accounts for a portion of the total contingency with the Netherlands accounting for 67%, Germany 22% and Belgium 11%. If tobacco ceases to be a legal product within any of these countries, the corporation forfeits the receipt of all future amounts related to that country. The contingencies associated with the fiscal 2006 and fiscal 2005 payment each passed in the first quarter, respectively, of each fiscal year and the corporation received the annual payments. The fiscal 2006 annual payment was equivalent to $114 million and the fiscal 2005 annual payment was equivalent to $117 million based upon the respective exchange rates on the dates of receipt. Each of these amounts is recognized in the corporation’s earnings when received and each of the payments increased diluted earnings per share by $0.15 when they were recognized.

Note E – Stock Repurchases

The corporation has an ongoing share repurchase program in place that allows the repurchase of the corporation’s common stock at times management deems appropriate, given current market valuations. On August 1, 2005, the corporation’s board of directors authorized the repurchase of an additional 100 million shares of common stock. As a result of this action, the total number of shares authorized for repurchase increased to 116 million. At a $19 per share price, the additional authorization is equivalent to $2 billion, and the corporation indicated that it expects to repurchase $1 billion of the corporation’s common stock in fiscal 2006, using either cash generated from operations, proceeds from borrowings or the proceeds from business dispositions. During the first quarter of fiscal 2006, the corporation repurchased 29.1 million shares of common stock for a purchase price of $561 million. Of this total, 20.9 million shares were purchased for $400 million under an accelerated share repurchase program where the final purchase price will be based upon the average daily share price over a period of time that will not exceed 6 months. The final purchase price settlement options available to the corporation are either share settlement or cash settlement. Until this transaction is completed, the corporation’s purchase of additional shares of its common stock is subject to conditions imposed by the counterparty to the transaction. The timing and amount of share repurchases for the remainder of fiscal 2006 and beyond will be based upon market conditions and other factors.

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	First Quarter		Dollar Change	Percent Change
	2006	2005
North American Retail Meats

Net Sales	$615	$596	$19	3.1%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(4)	$4
Dispositions	—	21	(21)

Total	$—	$17	$(17)

Operating segment income	$17	$24	$(7)	(28.6)%

Increase/(decrease) in operating segment income from:
Exit activities and business dispositions	$(4)	$—	$(4)
Transformation charges	(6)	—	(6)
Dispositions	—	2	(2)

Total	$(10)	$2	$(12)

North American Retail Bakery

Net Sales	$460	$471	$(11)	(2.3)%

Operating segment income	$(4)	$9	$(13)	(147.8)%

Increase/(decrease) in operating segment income from:
Exit activities and business dispositions	$(1)	$—	$(1)
Transformation charges	(5)	—	(5)
Acquisitions/dispositions	—	—	—
Accelerated depreciation	(3)	(4)	1
Retiree medical curtailment gain	—	7	(7)

Total	$(9)	$3	$(12)

Total Sara Lee Food & Beverage Business

Net Sales	$1,075	$1,067	$8	0.7%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	(4)	$4
Dispositions	—	21	(21)

Total	$—	$17	$(17)

Operating segment income	$13	$33	$(20)	(61.9)%

Increase/(decrease) in operating segment income from:
Exit activities and business dispositions	$(5)	$—	$(5)
Transformation charges	(11)	—	(11)
Dispositions	—	2	(2)
Accelerated depreciation	(3)	(4)	1
Retiree medical curtailment gain	—	7	(7)

Total	$(19)	$5	$(24)

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	First Quarter		Dollar Change	Percent Change
	2006	2005
Sara Lee Foodservice

Net Sales	$536	$538	$(2)	(0.3)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(1)	$1
Dispositions	—	1	(1)

Total	$—	$—	$—

Operating segment income	$16	$43	$(27)	(63.5)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—
Transformation charges	(3)	—	(3)
Accelerated depreciation	—	(4)	4
Retiree medical curtailment gain	—	9	(9)
Hurricane Katrina losses	(3)	—	(3)

Total	$(6)	$5	$(11)

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	First Quarter		Dollar Change	Percent Change
	2006	2005
International Beverage

Net Sales	$809	$781	$28	3.6%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(14)	$14

Operating segment income	$91	$132	$(41)	(31.0)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1
Exit activities and business dispositions	(16)	—	(16)
Transformation charges	(3)	—	(3)

Total	$(19)	$(1)	$(18)

International Bakery

Net Sales	$192	$187	$5	2.6%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(1)	$1

Operating segment income	$12	$21	$(9)	(42.6)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—
Exit activities and business dispositions	(5)	—	(5)

Total	$(5)	$—	$(5)

Household & Body Care

Net Sales	$446	$462	$(16)	(3.6)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(1)	$1
Dispositions	—	3	(3)

Total	$—	$2	$(2)

Operating segment income	$79	$67	$12	19.1%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—
Exit activities and business dispositions	26	—	26
Transformation charges	(7)	—	(7)
Dispositions	—	2	(2)
Accelerated depreciation	—	(3)	3

Total	$19	$(1)	$20

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	First Quarter		Dollar Change	Percent Change
	2006	2005
Total Sara Lee International Business

Net Sales	$1,447	$1,430	$17	1.1%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(16)	$16
Dispositions	—	3	(3)

Total	$—	$(13)	$13

Operating segment income	$182	$220	$(38)	(16.9)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1
Exit activities and business dispositions	5	—	5
Transformation charges	(10)	—	(10)
Dispositions	—	2	(2)
Accelerated depreciation	—	(3)	3

Total	$(5)	$(2)	$(3)

Branded Apparel

Net Sales	$1,252	$1,362	$(110)	(8.1)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(3)	$3
Acquisitions	6	—	6

Total	$6	$(3)	$9

Operating segment income	$105	$133	$(28)	(21.0)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1
Exit activities and business dispositions	—	6	(6)
Acquisitions	1	—	1

Total	$1	$5	$(4)

First Quarter Fiscal 2006 Unit Volume Overview

Unit volume changes versus Fiscal 2005

First Quarter Fiscal 2006
Sara Lee Corporation	(3)%

Sara Lee Food & Beverage Business	(1)%

North American Retail Meats	5%
North American Retail Bakery (incl. Senseo)	(5)%

Sara Lee Foodservice	2%

Sara Lee International Business	(7)%

International Beverage (incl. Meats Europe)	(9)%
International Beverage (roast and ground coffee)	(15)%
Meats Europe	2%
International Bakery	(1)%
Global Household & Body Care (four core categories)	(4)%

Branded Apparel*	(4)%

*	Excludes unit volume impacts from the continental European branded apparel business, which has been reported as a discontinued operation.